Exhibit 99.1

NEWS	FONAR CORPORATION
For Immediate Release	The Inventor of MR Scanning™
Contact: Daniel Culver	An ISO 9001 Company
Director of Communications	Melville, New York 11747
E-mail: investor@fonar.com	Phone: (631) 694-2929
www.fonar.com	Fax: (631) 390-1772

FONAR BOARD OF DIRECTORS APPOINTS INDEPENDENT DIRECTOR

MELVILLE, NEW YORK, November 23, 2021 - FONAR Corporation (NASDAQ-FONR), The Inventor of MR Scanning, today announced that on November 17, 2021, its board of directors appointed John Collins as a replacement independent director to a vacancy on the Company´s board of directors and audit committee.

Timothy Damadian, president and CEO of FONAR, said, “Our primary source of income and growth is attributable to FONAR’s diagnostic imaging management subsidiary, Health Management Company of America (HMCA). Mr. Collins’ extensive experience in dealing with insurance companies will be very helpful to HMCA. As a management company, HMCA bills and collects for all services rendered at all HMCA-managed and HMCA-owned facilities. That responsibility requires us to regularly interact with hundreds of payers, including commercial insurance carriers, Medicare and Medicaid, Workers’ Compensation, and No-Fault carriers regarding a wide variety of matters, such as collection issues, credentialing, and negotiating participation agreements in coordination with the owners.”

Also, since HMCA arranges for professional liability coverage at all the sites and assists medical personnel, including radiologists and technologists, with their individual professional liability coverage, Mr. Collins will be helpful there as well. We are delighted to have him working with the board of directors.”

Dr. Raymond Damadian, Chairman of FONAR, added, “While we are saddened by the recent passing of Mr. Charles O’Data, a dear friend and very able member of the board of directors since February 1998, we are very pleased with the addition of Mr. Collins and look forward to working with him.”

Mr. Collins is a partner at Brownell Partners, PLLC. The practice specializes in the defense of New York Labor Law, premises liability, commercial transportation, products liability, wrongful death, and matters involving allegations of commercial and professional malpractice. The practice also deals with insurance coverage disputes and property damage subrogation cases.

Mr. Collins earned his bachelor’s degree from the State University of New York at Albany in 2002, after which he spent the next seven years in the insurance industry as an Excess and Surplus Lines underwriter and wholesale broker. Mr. Collins graduated magna cum laude from New York Law School in 2012, where he was a John Marshall Harlan Scholar and a staff editor for the New York Law School Law Review. In 2011, Mr. Collins served as a judicial intern at the Southern District of New York, in the chambers of the Honorable Paul A. Crotty.

Upon graduation, Mr. Collins completed a Fellowship with the Corporation Counsel of the City of New York. He defended the City in a wide variety of general and municipal liability matters, including motor vehicle accidents, premises liability, and in the defense of police officers and other municipal actors for claims of civil rights violations brought under 42 USC. §1983.

Mr. Collins then entered private practice as an insurance defense attorney where he handled all types of insurance defense cases from inception to resolution, including construction accidents, premises liability, and motor vehicle accidents.

About FONAR

FONAR, The Inventor of MR Scanning™, is located in Melville, NY, was incorporated in 1978, and is the first, oldest and most experienced MRI company in the industry. FONAR introduced the world’s first commercial MRI in 1980, and went public in 1981. FONAR’s signature product is the FONAR UPRIGHT® Multi-Position™ MRI (also known as the Stand-Up® MRI), the only whole-body MRI that performs Position™ Imaging (pMRI™) and scans patients in numerous weight-bearing positions, i.e. standing, sitting, in flexion and extension, as well as the conventional lie-down position. The FONAR UPRIGHT® MRI often detects patient problems that other MRI scanners cannot because they are lie-down and ”weightless” only scanners. The patient-friendly UPRIGHT® MRI has a near-zero patient claustrophobic rejection rate. As a FONAR customer states, “If the patient is claustrophobic in this scanner, they’ll be claustrophobic in my parking lot.” Approximately 85% of patients are scanned sitting while watching TV.

FONAR has new works-in-progress technology for visualizing and quantifying the cerebral hydraulics of the central nervous system, the flow of cerebrospinal fluid (CSF), which circulates throughout the brain and vertebral column at the rate of 32 quarts per day. This imaging and quantifying of the dynamics of this vital life-sustaining physiology of the body’s neurologic system has been made possible first by FONAR’s introduction of the MRI and now by this latest works-in-progress method for quantifying CSF in all the normal positions of the body, particularly in its upright flow against gravity. Patients with whiplash or other neck injuries are among those who will benefit from this new understanding.

FONAR’s substantial list of patents includes recent patents for its technology enabling full weight-bearing MRI imaging of all the gravity sensitive regions of the human anatomy, especially the brain, extremities and spine. It includes its newest technology for measuring the Upright cerebral hydraulics of the central nervous system. FONAR’s UPRIGHT® Multi-Position™ MRI is the only scanner licensed under these patents.

UPRIGHT® and STAND-UP® are registered trademarks. The Inventor of MR Scanning™, CSP™, Multi-Position™, UPRIGHT RADIOLOGY™, The Proof is in the Picture™, pMRI™, CSF Videography™, and Dynamic™ are trademarks of FONAR Corporation.

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

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